UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 14, 2018

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-38334	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

50 Rio Robles, San Jose, CA	95134
(Address of principal executive offices)	(Zip Code)

(408) 467-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

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Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Immersion’s Board of Directors and Compensation Committee have approved certain changes to the compensatory arrangements of the Company’s named executive officers.

Carl Schlachte

As part of a broader retention program that the Company is implementing following the restructuring in December 2017, on February 18, 2018, the Board of Directors approved 88,152 restricted stock units (the “Schlachte RSU”), with such grant to be effective on the second business day following the date the Company publicly releases its 2017 fiscal year earnings (the “Effective Date”). The Schlachte RSU will vest with respect to 100% of the shares on the one-year anniversary of the Effective Date, subject to Mr. Schlachte’s continued service as interim chief executive officer on such date. The Schlachte RSU will also vest in full upon either (i) the appointment of a permanent chief executive officer of the Company or (ii) the consummation of a change of control of the Company.

On February 14, 2018, the Compensation Committee of the Board of Directors approved the following changes:

Nancy Erba

As part of the Company’s annual compensation review process, Nancy Erba, the Company’s chief financial officer, will receive a base salary in 2018 of $323K (representing a merit increase of 4%), a target award percentage under the 2018 Executive Incentive Plan of 60% of her annual salary, and an option to purchase 80,000 shares of common stock (the “Erba Option”), with such grant to be effective on the Effective Date. The Erba Option will be granted with an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Market as of the Effective Date and will be subject to a four-year vesting schedule, with 25% of the shares vesting on the one-year anniversary of the Effective Date and the remaining shares vesting monthly thereafter, subject to Ms. Erba’s continued service on each such date. The Compensation Committee also amended Ms. Erba’s Retention and Change of Ownership Event Agreement to provide for the vesting of 100% of all outstanding equity awards in the event Ms. Erba is terminated without cause or terminates for good reason either 90 days prior or within one year of a change of control.

As part of a broader retention program that the Company is implementing following the restructuring in December 2017, the Compensation Committee also awarded Ms. Erba 56,946 restricted stock units (the “Erba RSU”) to be granted on the Effective Date, which Erba RSU will vest on the one-year anniversary of the Effective Date subject to Ms. Erba’s continued service on such date.

Anne Marie Peters

As part of the Company’s annual compensation review process, Anne Marie Peters, the Company’s general counsel and SVP, IP licensing and legal affairs, will receive a base salary in 2018 of $362K (representing a merit increase of 4%), a target award percentage under the 2018 Executive Incentive Plan of 60% of her annual salary, and an option to purchase 25,000 shares of common stock (the “Peters Option”) and 25,000 restricted stock units (“the “Peters RSU”), with such grants to be effective on the Effective Date. The Peters Option will be granted with an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Market as of the Effective Date and will be subject to a four-year vesting schedule, with 25% of the shares vesting on the one-year anniversary of the Effective Date and the remaining shares vesting monthly thereafter, subject to Ms. Peters’ continued service on each such date. The Peters RSU will be subject to a three-year vesting schedule, with 1/3 vesting on each anniversary of the Effective Date, subject to Ms. Peters’ continued service on each such date. The Compensation Committee also amended Ms. Peters’ Retention and Change of Ownership Event Agreement to provide for the vesting of 100% of all outstanding equity awards in the event Ms. Peters is terminated without cause or terminates for good reason either 90 days prior or within one year of a change of control.

As part of a broader retention program that the Company is implementing following the restructuring in December 2017, the Compensation Committee awarded Ms. Peters 63,822 restricted stock units (the “Peters Second RSU”) to be granted on the Effective Date, which Peters Second RSU will vest on the one-year anniversary of the Effective Date, subject to Ms. Peters’ continued service on such date.

The 2018 Executive Incentive Plan is structured similarly to the Company’s past executive incentive plans but revised to account for 2018 financial targets and individual management objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: February 21, 2018	By:	/s/ Amie Peters
Name: Amie Peters
Title: General Counsel